ParkerVision Reports 2019 Results

Net Loss Declined 55% Year-Over-Year

JACKSONVILLE, Fla., April 14, 2020 – ParkerVision, Inc. (OTCQB: PRKR) (“ParkerVision”), a developer and marketer of technologies and products for wireless applications, today announced results for the year ended December 31, 2019.

Year End 2019 and Recent Developments

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Licensing & Litigation

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The U.S. district court case against Qualcomm and Apple in Jacksonville, Florida is currently scheduled for a jury trial commencing August 3, 2020.

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The U.S. district court case against Qualcomm and HTC in Orlando, Florida is currently scheduled for a jury trial commencing December 1, 2020.

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Due to the impact of COVID-19, the district courts have placed administrative stays on both Florida cases to be reviewed in late April 2020 to determine if any case schedule adjustments are necessary.

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In February 2020, we filed a patent infringement case against Intel in the Western District of Texas.

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Restructuring of Operations

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Significantly reduced operating expenses through workforce reduction, closure of the Company’s engineering design center in Florida, voluntary executive and board compensation reductions, and significant curtailment of Milo product advertising and marketing expenses.

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Cost reduction efforts began in August 2018 and continued throughout 2019 with downsizing of our corporate offices, additional reductions in staffing, and cessation of sales of the Milo product-line.

Jeffrey Parker, Chairman and Chief Executive Officer, commented, “Along with many businesses in the U.S., we’ve requested our staff work from home and follow self-quarantine guidelines to help win the battle against COVID-19. In the meantime, we continue to support our litigation partners as we prepare for upcoming trials in our patent enforcement cases. We remain steadfast in our goal to obtain fair compensation for the unauthorized use of our patented technology.”

2019 Financial Results

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Net loss for 2019 was $9.5 million, or $0.30 per common share, compared to a net loss of $20.9 million, or $0.85 per common share for 2018.

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The 55% decrease in net loss year-over-year is largely due to a $6.1 million decrease in operating expenses as a result of our restructuring of operations.

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We used cash for operations of approximately $3.4 million in 2019 compared to $10.3 million in 2018 and we repaid $1.2 million in debt in 2019 compared to $0.1 million in 2018.

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We funded much of our operations in 2019 with proceeds from the sale of five-year convertible notes sold in 2018 and 2019 with fixed conversion prices ranging from $0.08 to $0.57 per common share.

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We received approximately $2.1 million in the first quarter of 2020 from the sale of convertible notes and equity securities at prices ranging from $0.13 to $0.35 per share.

About ParkerVision
ParkerVision, Inc. has designed and developed proprietary radio-frequency (RF) technologies which enable advanced wireless solutions for current and next generation wireless communication products. ParkerVision is engaged in a number of patent enforcement actions in the U.S. to protect patented rights that it believes are broadly infringed by others. For more information, please visit www.parkervision.com. (PRKR-I)

Safe Harbor Statement
This press release contains forward-looking information. Readers are cautioned not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made. Such statements are subject to certain risks and uncertainties which are disclosed in the Company’s SEC reports, including the Form 10-K for the year ended December 31, 2019. These risks and uncertainties could cause actual results to differ materially from those currently anticipated or projected.

Cindy Poehlman
Chief Financial Officer
ParkerVision, Inc
904-732-6100
cpoehlman@parkervision.com

(TABLES FOLLOW)

ParkerVision, Inc.
Balance Sheet Highlights

	Year Ended December 31,
(in thousands)	2019	2018
Cash and cash equivalents	$57	$1,527
Accounts receivable, prepaid and other current assets	622	660
Inventories	-	98
Property and equipment, net	70	129
Intangible assets & other	3,177	3,917
Total assets	3,926	6,331

Current liabilities	6,138	4,356
Long-term liabilities	30,885	27,285
Shareholders’ (deficit) equity	(33,097)	(25,310)
Total liabilities and shareholders’ (deficit) equity	$3,926	$6,331

ParkerVision, Inc.
Summary of Results of Operations

	Year Ended
(in thousands, except per share amounts)	December 31
	2019	2018
Product revenue	$74	$135

Product cost of sales	(73)	(103)
Loss on impairment of inventory	(6)	(1,134)

Gross margin	(5)	(1,102)

Research and development expenses	334	2,875
Selling, general and administrative expenses	7,602	10,427
Restructuring expenses	-	690
Total operating expenses	7,936	13,992

Interest and other income (expense)	(418)	(114)
Change in fair value of contingent payment obligation	(1,094)	(5,661)
Total interest and other	(1,512)	(5,775)

Net loss before income taxes	(9,453)	(20,869)
Income tax expense	-	-

Net loss	$(9,453)	$(20,869)

Basic and diluted net loss per common share	$(0.30)	$(0.85)

Weighted average shares outstanding	31,461	24,429

ParkerVision, Inc.
Condensed Consolidated Statements of Cash Flows

(in thousands)	December 31,
	2019	2018
Net cash used in operating activities	$(3,373)	(10,297)
Net cash provided by (used in) investing activities	7	55
Net cash provided by financing activities	1,896	10,415
Net increase in cash and cash equivalents	(1,470)	173
Cash and cash equivalents - beginning of period	1,527	1,354
Cash and cash equivalents - end of period	$57	$1,527

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